Exhibit 99.1

COMPANY CONTACT:

Shiv Kapoor

Vice President, Strategic Planning & Investor Relations

702-835-6300

InvestorRelations@sppirx.com

Spectrum Pharmaceuticals Reports Financial Results for First Quarter 2013

•	Total revenue for the three months ending March 31, 2013 was $38.7 million. The company recorded a GAAP EPS of ($0.05).

•	Pivotal data in relapsed/refractory peripheral T-cell lymphoma from late-stage drug Belinostat to be presented as an oral presentation at ASCO 2013; the company expects to submit an NDA this summer.

•	Company expects enrollment in the Captisol-enabled® melphalan study in multiple myeloma to be completed in 2013, with NDA submission in 2014.

•	$163.4 million cash, cash equivalents, and investments as of March 31, 2013, as compared to $143.0 million as of December 31, 2012.

HENDERSON, Nev. — May 9, 2013 Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biotechnology company with fully integrated commercial and drug development operations with a primary focus in hematology and oncology, announced today financial results for the three-month period ended March 31, 2013.

“As a diversified company with three marketed oncology products and a maturing pipeline, I am proud to say Spectrum is well positioned for future growth,” said Rajesh C. Shrotriya, M.D., Chairman, President and Chief Executive Officer of Spectrum Pharmaceuticals, Inc. “We intend to continue to strengthen and build our internal capabilities, while exercising fiscal discipline. We believe the potential launches of additional products such as belinostat and Captisol-enabled melphalan will further diversify our base business and provide catalysts for near-term growth. Further, we continue to advance our investigational products such as SPI-2012, SPI-1620, apaziquone and ZEVALIN® (ibritumomab tiuxetan) in Diffuse Large B-Cell Lymphoma, each of which, if approved by the FDA, could have a significant impact on our long-term growth. Spectrum has a successful track record of strategic business development, and continues to seek opportunities that will benefit patients and our shareholders.”

Three-Month Period Ended March 31, 2013 (All numbers are approximate)

GAAP Results

Consolidated revenue of $38.7 million was comprised of net product sales of $29.3 million and $9.3 million from licensing fees. This represents a 35.4% decrease from the $59.9 million in consolidated revenue, including net product sales of $56.8 million recorded in the three-month period ending March 31, 2012.

Product revenues in first quarter included: FUSILEV® (levoleucovorin) net sales of $11.8 million, FOLOTYN® (pralatrexate injection) net sales of $9.9 million and ZEVALIN® (ibritumomab tiuxetan) net sales of $7.6 million.

The Company recorded net loss of $2.8 million, or ($0.05) per basic and diluted share in the three-month period ended March 31, 2013, compared to a net income of $46.5 million, or $0.80 per basic and $0.71 per diluted share in the comparable period in 2012. Total research and development expenses were $12.0 million in the quarter, as compared to $8.9 million in the same period in 2012. Selling, general and administrative expenses were $22.3 million in the quarter, compared to $18.3 million in the same period in 2012.

Non-GAAP Results

The Company recorded non-GAAP net loss of $3.4 million, or ($0.06) per basic and diluted share in the three-month period ended March 31, 2013, compared to a net income of $27.0 million, or $0.46 per basic and $0.41 per diluted share in the comparable period in 2012. Non-GAAP license and contract revenues in the three month period ended March 31, 2013 of $3.1 million do not include license revenue of $6.2 million from Allergan in connection with the amendment to the agreement. Non-GAAP research and development adjustments were $1.8 million, as compared to $1.4 million in the same period of 2012. Non-GAAP selling, general and administrative adjustments were $2.4 million, as compared to $3.7 million in the same period in 2012.

During the three-month period ended March 31, 2013, net cash provided by operations was approximately $21.6 million. Cash, cash equivalents, and investments as of March 31, 2013 were $163.4 million, as compared to $143.0 million as of December 31, 2012.

There were approximately 60.0 million shares of common stock issued and outstanding as of March 31, 2013.

Conference Call

Thursday, May 9, 2013 @ 1:30 p.m. Eastern/10:30 a.m. Pacific

Domestic:	(877) 837-3910, Conference ID# 34586964

International:	(973) 796-5077, Conference ID# 34586964

This conference call will also be webcast. Listeners may access the webcast, which will be available on the investor relations page of Spectrum Pharmaceutical’s website: www.sppirx.com on May 9, 2013 at 1:30 p.m. Eastern/10:30 a.m. Pacific.

On the conference call, management will review the financial results, provide an update on the Company’s business and discuss expectations for the future.

Key Potential Growth Catalysts

•	Pivotal Data from belinostat in relapsed/refractory PTCL to be presented as an oral presentation at ASCO 2013

•	Belinostat NDA submission in summer 2013

•	Pivotal data and Captisol-enabled melphalan NDA submission in 2014

•	Apaziquone NDA submission in 2014

•	Continued progress of Spectrum-sponsored or supported ZEVALIN studies, including

•	Phase 3 ZEST clinical trial in patients with Diffuse Large B-Cell Lymphoma (DLBCL)

•	An international investigator initiated study, the SPINOZA trial in patients with relapsed DLBCL who receive autologous stem cell transplantation (ASCT)

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in oncology and hematology. Spectrum and its affiliates market three oncology drugs — FUSILEV® (levoleucovorin) for Injection in the U.S.; FOLOTYN® (pralatrexate injection), also marketed in the U.S.; and ZEVALIN® (ibritumomab tiuxetan) Injection for intravenous use, for which the Company has worldwide marketing rights. Spectrum’s strong track record in in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.

About FUSILEV® (levoleucovorin) for injection

FUSILEV, a novel folate analog, is approved as a ready-to-use solution (FUSILEV Injection), and as freeze-dried powder (FUSILEV for Injection). FUSILEV is indicated for use in combination chemotherapy with 5-fluorouracil in the palliative treatment of patients with advanced metastatic colorectal cancer. FUSILEV is also indicated for rescue after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV, under various trade names, is marketed outside the United States by Pfizer, Sanofi-Aventis, and Takeda.

Important FUSILEV® (levoleucovorin) Safety Considerations

FUSILEV is dosed at one-half the usual dose of racemic d,l-leucovorin. FUSILEV is contraindicated for patients who have had previous allergic reactions attributed to folic acid or folinic acid. Due to calcium content, no more than 16-mL (160-mg) of levoleucovorin solution should be injected intravenously per minute. FUSILEV enhances the toxicity of fluorouracil. Concomitant use of d,l-leucovorin with trimethoprim-sulfamethoxazole for pneumocystis carinii pneumonia in HIV patients was associated with increased rates of treatment failure in a placebo-controlled study. Allergic reactions were reported in patients receiving FUSILEV. Vomiting (38%), stomatitis (38%) and nausea (19%) were reported in patients receiving FUSILEV as rescue after high dose methotrexate therapy. The most common adverse reactions ( > 50%) in patients with advanced colorectal cancer receiving FUSILEV in combination with 5-fluorouracil were diarrhea, nausea and stomatitis. FUSILEV may counteract the antiepileptic effect of phenobarbital, phenytoin and primidone, and increase the frequency of seizures in susceptible patients.

Full prescribing information for FUSILEV can be found at www.FUSILEV.com.

About ZEVALIN® and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan) injection for intravenous use, is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma (NHL). ZEVALIN is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma who achieve a partial or complete response to first-line chemotherapy.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN® Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen.

Please see full Prescribing Information, including BOXED WARNINGS, for ZEVALIN and rituximab. Full prescribing information for ZEVALIN can be found at www.ZEVALIN.com.

About FOLOTYN®

FOLOTYN, (pralatrexate injection), a folate analogue metabolic inhibitor, was discovered by Memorial Sloan-Kettering Cancer Center, SRI International and Southern Research Institute and developed by Allos Therapeutics. In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL. This indication is based on overall response rate. Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated. FOLOTYN has been available to patients in the U.S. since October 2009. An updated analysis of data from PROPEL, the pivotal study of FOLOTYN in patients with relapsed or refractory PTCL, was published in the March 20, 2011 issue of the Journal of Clinical Oncology. FOLOTYN has patent protection through July 2022, based on a five-year patent term extension through the Hatch-Waxman Act.

Important FOLOTYN® Safety Information

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If greater-than or equal to Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued. Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are greater-than or equal to Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%). The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

About Captisol-Enabled Melphalan

Captisol-enabled® , PG-free melphalan is a intravenous formulation of melphalan being investigated for the multiple myeloma transplant setting, which has been granted Orphan drug designation by the FDA. This formulation avoids the use of propylene glycol, which has been reported to cause renal and cardiac side effects that limit the ability to deliver higher doses of therapeutic compounds. The use of the Captisol technology to reformulate melphalan is anticipated to allow for longer administration durations and slower infusion rates, potentially enabling clinicians to safely achieve a higher dose intensity of pre-transplant chemotherapy.

In December 2012, a pivotal trial of Captisol-enabled melphalan was initiated. This multi-center trial is evaluating safety and efficacy in 60 patients, and is intended to confirm the results from an earlier Phase 2 study demonstrating that the Captisol-enabled melphalan formulation showed acceptable safety findings, and met the requirements for establishment of bioequivalence to the current commercial intravenous formulation of melphalan (sold by GlaxoSmithKline as Alkeran® for Injection).

About Captisol®

Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella at the University of Kansas’ Higuchi Biosciences Center for specific use in drug development and formulation, and is owned by Ligand Pharmaceuticals.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to our business and its future, including sales of Spectrum’s drug products, certain company milestones, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners and employees around the world to assist us in the execution of our strategy, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of sustained revenue history, our limited marketing experience, our customer concentration, the possibility for fluctuations in customer orders, evolving market dynamics, our dependence on third parties for clinical trials, manufacturing, distribution, information and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.®, FUSILEV®, FOLOTYN®, and ZEVALIN® are registered trademarks of Spectrum Pharmaceuticals, Inc and its affiliates. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

© 2013 Spectrum Pharmaceuticals, Inc. All Rights Reserved.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Product sales, net	$29,346	$56,784
License and contract revenue	9,321	3,075

Total revenues	$38,667	$59,859

Operating costs and expenses:
Cost of product sales (excludes amortization of purchased intangible assets)	6,782	8,673
Selling, general and administrative	22,347	18,262
Research and development	11,981	8,891
Amortization of purchased intangibles	2,368	930

Total operating costs and expenses	43,478	36,756

(Loss) income from operations	(4,811)	23,103
Other (expense) income, net	(1,318)	138

(Loss) income before provision for income taxes	(6,129)	23,241
Benefit from income taxes	3,340	23,301

Net (loss) income	$(2,789)	$46,542

Net (loss) income per share:
Basic	$(0.05)	$0.80

Diluted	$(0.05)	$0.71

Weighted average shares outstanding:
Basic	58,181,380	58,464,059

Diluted	58,181,380	65,258,510

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2013	December 31, 2012
Cash, cash equivalents	160,073	139,698
Marketable securities	3,310	3,310
Accounts receivable, net	39,432	92,169
Inventories, net	16,618	14,478
Prepaid expenses and other current assets	3,126	2,745
Tax asset	16,476	12,473

Total current assets	239,035	264,873
Property and equipment, net	2,227	2,548
Intangible assets, net	206,593	202,311
Goodwill	28,904	28,973
Other assets	9,369	7,569

Total Assets	$468,128	$506,274

Current liabilities	$103,453	$128,397
Deferred revenue and other credits – less current portion	3,456	2,937
Deferred development costs – less current portion	11,337	11,377
Deferred payment contingency	2,374	2,287
Other long-term liabilities	6,130	1,430
Revolving line of credit	75,000	75,000

Total liabilities	201,750	221,428
Total stockholders’ equity	284,378	284,846

Total liabilities and stockholders’ equity	$486,128	$506,274

Non-GAAP Financial Measures

In this press release, Spectrum reports certain historical and expected non-GAAP results. Non-GAAP financial measures are reconciled to the most directly comparable GAAP financial measure in the tables of this press release and the accompanying footnotes. The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

Condensed Consolidated Statements of Operations and Reconciliation of Non-GAAP Adjustments

(In thousands, except share and per share data)

(Unaudited)

	Three months ended March 31, 2013
	2013	2012
GAAP license and contract revenue	9,321	3,075
Non GAAP adjustments to license and contract revenue:
Amendment of the Allergan agreement	6,225	—

Total adjustments to license and contract revenues	6,225	—
Non-GAAP license and contract revenue	3,096	3,075

GAAP selling, general and administrative expenses	22,347	18,262
Non GAAP adjustments to SG&A:
Reduction in staff	—	272
Stock-based compensation	2,073	2,624
Allos tender offer and Bayer agreement for licensing rights to market ZEVALIN outside the U.S.	—	830
Legal and professional fees for shareholder lawsuit	336	—

Total adjustments to SG&A	2,409	3,726
Non-GAAP selling, general and administrative	19,938	14,536

GAAP research and development	11,981	8,891
Non-GAAP adjustments to R&D:
Stock-based compensation	674	391
One-time payment for co-development agreement	1,100	1,000

Total adjustments to R&D	1,774	1,391
Non-GAAP research and development	10,207	7,500

GAAP amortization of purchased intangibles	2,368	930
Non-GAAP adjustments to purchased intangibles:
Amortization	2,368	930

Total adjustments to amortization of purchased intangibles	2,368	930
Non-GAAP amortization of purchased intangibles	—	—

GAAP (loss) income before income taxes	(6,129)	23,241
Total non-GAAP adjustments	326	6,047

Non-GAAP income before income taxes	(5,803)	29,288

GAAP benefit for income taxes	3,340	23,301
Adjustment to benefit for income taxes	(957)	(25,609)

Non-GAAP benefit/(provision) for income taxes	2,383	(2,308)

GAAP net (loss) income	(2,789)	46,542
Non-GAAP adjustments	(631)	(19,562)
Non-GAAP net income	(3,420)	26,980
Non-GAAP income per share:
Basic	(0.06)	0.46

Diluted	(0.06)	0.41

Weighted average shares outstanding:
Basic	59,181,380	58,464,059

Diluted	59,181,380	65,258,510

11500 S. Eastern Ave., Ste. 240 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI